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                                                                   EXHIBIT 99(a)



                                 October 1, 1999

The Board of Directors
NovaCare, Inc.
1016 West 9th Avenue
King of Prussia, Pennsylvania 19406

Dear Members of the Board:

            We understand that NovaCare, Inc. ("NovaCare") is considering a transaction whereby NovaCare will sell to Select Medical Corporation ("Select Medical") its outpatient physical therapy and occupational health rehabilitation services business (the "Business" and, such sale, the "Transactional"). Pursuant to the terms of the Stock Purchase Agreement, dated as of October 1, 1999 (the "Purchase Agreement"), by and among NovaCare, NC Resources, Inc., a wholly owned subsidiary of NovaCare ("NCR"), and Select Medical, NCR will sell to Select Medical all of the outstanding shares of the common stock, par value $0.01 per share, of each of Rehabclinics, Inc., NovaCare Outpatient Rehabilitation East, Inc., NovaCare Outpatient Rehabilitation West, Inc., NovaCare Occupational Health Services, Inc., Industrial Health Care Company, Inc. and CMC Center Corporation for total consideration consisting of (i) the assumption of the principal of and accrued interest outstanding on the closing date of the Transaction under promissory notes payable by NovaCare and NCR and its subsidiaries to the sellers of acquired businesses and/or third parties in connection with such acquisitions and other third party indebtedness more fully specified in the Purchase Agreement in the approximate aggregate amount, as of June 30, 1999, of $46.9 million, and (ii) the payment of $153.2 million in cash (collectively, the "Consideration"), subject to adjustment as specified in the Purchase Agreement. Representatives of NovaCare have informed us that, in connection with the Transaction, Select Medical also will assume certain earn-out obligations of NovaCare and NCR and its subsidiaries in the aggregate amount, as of September 30, 1999, of $23.6 million and that approximately $25.0 million of the Consideration will be held in escrow to satisfy if, and to the extent required, certain indemnification obligations of NovaCare and NCR as set forth in the Purchase Agreement. The terms and conditions of the Transaction are more fully set forth in the Purchase Agreement.

            You have requested our opinion as to the fairness to NovaCare from a financial point of view of the Consideration to be received by NovaCare in the Transaction.

            Warburg Dillon Read LLC ("WDR") has acted as financial advisor to Novacare in connection with the Transaction and will receive a fee upon the consummation thereof. In the past, WDR and its predecessors have provided investment banking services to NovaCare unrelated to the proposed Transaction and have received customary compensation for the rendering of such services.
In the ordinary course of business, WDR, its successors and affiliates
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may trade securities of NovaCare for their own accounts and, accordingly, may at any time hold a long or short position in such securities.

            Our opinion does not address NovaCare's underlying business decision to effect the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Purchase Agreement and the obligations thereunder, or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that each of NovaCare, NCR and Select Medical will comply with all material terms of the Purchase Agreement, as applicable, and that the Transaction will be validly consummated in accordance with its terms.

            In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Business; (ii) reviewed certain internal financial information and other data relating to the Business and its financial prospects, including estimates and financial forecasts prepared by management of NovaCare that were provided to us by NovaCare and not publicly available; (iii) conducted discussions with members of the senior management of NovaCare; (iv) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Business; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vi) reviewed the Purchase Agreement; and (vii) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate. In connection with our engagement, we were requested to contact, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of the Business.

            In connection with our review, with your consent, we have not assumed any responsibility for independent verification for any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on its being complete and accurate in all material respects. In addition, at your direction, we have not made or received any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Business, nor have we been furnished with any such evaluation or appraisal. With respect to the financial information and other data relating to the Business referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of NovaCare as to the future performance of the Business. At your direction, we also have assumed that the Escrowed Amount will be paid in full to NovaCare and NCR at the end of the applicable indemnity period. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us, as of the date of this letter.

            Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of NovaCare in its evaluation of the proposed Transaction and may not be relied upon by any third party or used for any other purpose. Our opinion may not be published or otherwise referred to, nor shall any public reference to WDR be made, without our prior written consent.
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            Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by NovaCare in the Transaction is fair, from a financial point of view, to NovaCare.

                                    Very truly yours,

                                    WARBURG DILLON READ LLC


/s/ William C. McGahan              /s/ Roderick J. O'Neil
----------------------              ----------------------
William C. McGahan                  Roderick J. O'Neil
Managing Director                   Director